UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): 06/27/2006

Genaera Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 0-19651

DE	13-3445668
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5110 Campus Drive, Plymouth Meeting, PA 19462

(Address of principal executive offices, including zip code)

610.941.4020

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 27, 2006, Genaera Corporation (the “Company”) announced that it has received notification from NASDAQ that the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement under NASDAQ Marketplace Rule 4310(c)(4) for the last 30 consecutive trading days. In accordance with NASDAQ rules, the Company has been afforded 180 calendar days, or until December 26, 2006, to regain compliance with the minimum bid price requirements. Compliance would be achieved by the bid price of the Company’s common stock closing at $1.00 per share or more for a minimum of 10 consecutive trading days during the 180 day period.

If the Company is unable to regain compliance prior to December 26, 2006, NASDAQ will determine whether the Company meets the NASDAQ initial listing criteria, as set forth in Marketplace Rule 4310(c), except for the bid price requirement. Should the Company meet the initial listing criteria, NASDAQ will notify the Company that it has been granted an additional 180 calendar day compliance period.

A copy of the press release issued by the Company on June 27, 2006 announcing the notice of noncompliance is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

Exhibit Number	Description
99.1	Press Release of the Company dated June 27, 2006 - “Genaera Receives Noncompliance Notice from NASDAQ.”

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genaera Corporation

Date: June 28, 2006	By:	/s/ John A. Skolas
John A. Skolas Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release of the Company dated June 27, 2006 - “Genaera Receives Noncompliance Notice from NASDAQ.”